Exhibit (d)(20)(b)
NOVATION AGREEMENT
     This Novation Agreement (the “Agreement”) by and among Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”), Boston Management and Research, a Massachusetts business trust (“BMR”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”) and Pacific Life Funds, a Delaware statutory trust (the “Trust”), is effective the 1st day of August, 2013.
     WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the PL Global Absolute Return and PL Floating Rate Loan Funds (the “Funds”), each a series of the Trust, pursuant to an Investment Advisory Agreement dated June 13, 2001, as amended, by and between the Trust and the Investment Adviser and the Investment Advisory Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of the funds;
     WHEREAS, the Trust and the Investment Adviser have, in turn, retained Eaton Vance as subadviser to the Funds pursuant to a Subadvisory Agreement dated July 1, 2010, as amended December 7, 2012, by and among the Investment Adviser, Eaton Vance and the Trust (the “Subadvisory Agreement”);
     WHEREAS, the Investment Adviser, Eaton Vance and BMR are each registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;
     WHEREAS, Eaton Vance has proposed that BMR replace Eaton Vance as the subadviser to the Funds (the “Transfer”);
     WHEREAS, in connection with the Transfer, Investment Adviser desires to effect a novation of the Subadvisory Agreement so that BMR is substituted for Eaton Vance as a party to the Subadvisory Agreement and Eaton Vance is released from its obligations under the Subadvisory Agreement (except as may be provided in a separate Guaranty Agreement), and BMR desires to accept the novation thereof; and
     WHEREAS, in reliance upon the information provided by Eaton Vance and BMR, the Investment Adviser desires to consent to such novation and the Trust has approved the Transfer.
     NOW, THEREFORE, in consideration of the premises, promises, and mutual covenants and consideration contained in the Subadvisory Agreement and herein, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Subadvisory Agreement is hereby amended as follows:
1. Novation and Acceptance. Subject to the terms and conditions contained herein, Eaton Vance hereby effects a novation of the Subadvisory Agreement and substitutes BMR for Eaton Vance as a party to the Subadvisory Agreement (the “Novation”), and BMR hereby accepts the Novation and hereby releases Eaton Vance from all of its duties and obligations under the Subadvisory Agreement, and assumes all rights, duties and obligations of Eaton Vance under the Subadvisory Agreement, and the Trust and the Investment Adviser hereby consent to such

Novation and hereby release Eaton Vance from all of its duties and obligations under the Subadvisory Agreement; provided, however, that nothing herein shall release Eaton Vance from any liabilities arising from conduct prior to the date hereof or any liabilities assumed pursuant to a separate Guaranty Agreement, nor shall BMR be liable to the Trust or the Investment Adviser for any such liabilities.
2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 15 of the Subadvisory Agreement are satisfied or until terminated in accordance with Section 15 of the Subadvisory Agreement.
3. No Termination. The parties agree that the Subadvisory Agreement, as so novated, shall remain in full force and effect after the Novation.
4. Technical Amendment. The parties agree that all references to Eaton Vance in the Subadvisory Agreement shall hereby be changed to BMR.
5. Execution in Counterpart. This Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the day and year first above written.
EATON VANCE MANAGEMENT
By: /s/ Maureen A. Gemma
Name: Maureen A Gemma
Title: Vice President
BOSTON MANAGEMENT & RESEARCH
By: /s/ Maureen A. Gemma
Name: Maureen A Gemma
Title: Vice President
PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: VP, Fund Advisor Operations	Title: VP & Assistant Secretary
PACIFIC LIFE FUNDS

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Vice President	Title: VP & Assistant Secretary